At The Company:                               At The Financial Relations Board:
---------------                               --------------------------------
Investors:                                    General Information:
Donna Conners                                 Karen Griffiths
Press:                                        Analyst Information:
Carol Walters                                 Vanessa Schwartz
(561) 241-9400                                (212) 661-8030


FOR IMMEDIATE RELEASE:

      REXALL SUNDOWN TO ACQUIRE WORLDWIDE SPORT NUTRITION FOR $71.5 MILLION

Boca Raton, FL - February 23, 2000 - Rexall Sundown, Inc. (NASDAQ: RXSD) today announced it has signed a definitive agreement to purchase privately-held Worldwide Sport Nutritional Supplements, Inc., a leader in the sports nutrition category with its line of PureProtein(R) bars and shakes, as well as sports drinks, for $71.5 million in cash.

The acquisition of Worldwide, which will be accounted for as a purchase, will be financed by Rexall Sundown's current line of credit. The transaction, which is subject to regulatory and other approvals, is anticipated to close in March 2000 and is expected to be slightly accretive in fiscal year 2000.

Based in Largo, Florida, Worldwide was founded in 1995 by David McCabe. For the fiscal year ended December 31, 1999, Worldwide posted net sales of approximately $42 million, and achieved annual compounded sales growth rates in excess of 100% over the past two years. Worldwide is best known for its leading branded sports nutrition supplements including Pure Protein(R) food bars, Burn-IT(TM) food bars, Pure Protein Cookie(TM), Ultra Pure Protein Shake(TM), Extreme Pure Protein(TM) drinks, as well as other sports nutrition supplements. Worldwide products are primarily distributed through health food stores and fitness centers, as well as food, drug and mass retailers.

In making the announcement, Damon DeSantis, Rexall Sundown's President and Chief Executive Officer, stated, "The proposed acquisition of Worldwide will expand our reach within the sports and active nutrition category and reflects our strategy of becoming a leader across multiple segments within the nutritional supplement industry. Our goal is to acquire strong brands and to offer additional delivery forms which sell through multiple channels of distribution."

Rexall Sundown, which acquired MET-Rx(R) in January 2000, has been executing its strategy to diversify into new categories and delivery forms, particularly in the sports nutrition and bar categories. The acquisition of Worldwide, along with Met-Rx, will help strengthen Rexall Sundown's position in this high growth category with two of the premier brands in the country. DeSantis continued, "Upon consummation of this acquisition, we will become a leader in bars and active nutrition, which will give us the opportunity to capitalize on the recent consumer trends towards convenience, staying healthier and pursuing more active lifestyles. In addition, when combined with the MET-Rx acquisition, we will have critical mass in the sports and active nutrition category which should enable us to leverage our current infrastructure and help accelerate both our top and bottom line growth rates over the long-term."

David McCabe, President and Chief Executive Officer of Worldwide, said, "Our new partnership with Rexall Sundown and MET-Rx will give Worldwide the opportunity to expand the distribution of its products and the ability to capitalize on the product development strength and entrepreneurial spirit of these two industry leaders."

DeSantis concluded, "Our financial position and cash flow remain strong and we are continuing to appropriately leverage our balance sheet by financing this transaction with debt. We continue to have the financial resources and flexibility to pursue additional acquisitions to help achieve our strategic goals."

Rexall Sundown, Inc., develops, manufactures and distributes vitamins, nutritional supplements and other consumer health products in the United States and internationally. Visit the Company's websites at www.rexallsundown.com or www.rexall.com.

This press release may contain "forward-looking statements" as such term is defined in the Private Securities Litigation Reform Act of 1995 or by the Securities and Exchange Commission in its rules, regulations and releases, which represents the Company's interpretation or beliefs. These forward-looking statements, by their nature, involve substantial risks and uncertainties, certain of which may be beyond the Company's control and actual results may differ materially depending on a variety of important factors including uncertainties related to acquisitions, government regulation, managing and maintaining growth, the effect of adverse publicity, litigation, reliance on independent distributors of Rexall Showcase, competition and other factors described in the Company's filings with the Securities and Exchange Commission.